For Immediate Release

The J. M. Smucker Company Announces Record Third Quarter Results

•	Net income up significantly; margins continue to improve

•	EPS up 68 percent, up 34 percent excluding charges

•	Cash from operations increased to record levels

•	2010 outlook raised

ORRVILLE, Ohio, February 24, 2010 —The J. M. Smucker Company (NYSE: SJM) today announced results for the third quarter ended January 31, 2010 of its 2010 fiscal year.  Results for the three-month and nine-month periods ended January 31, 2010 and 2009, include the operations of The Folgers Coffee Company (“Folgers”) from the close of the transaction on November 6, 2008.

Executive Summary

	Three Months Ended January 31,			Nine Months Ended January 31,

			% Increase			% Increase
	2010	2009	(Decrease)	2010	2009	(Decrease)
		(Dollars in millions, except per share data)

Net sales	$1,205.9	$1,182.6	2%	$3,536.2	$2,689.4	31%
Operating income	$209.6	$135.5	55%	$609.2	$293.6	107%
% of net sales	17.4%	11.5%		17.2%	10.9%
Net income:
Income	$135.5	$77.9	74%	$373.5	$171.7	118%
Income per diluted share	$1.14	$0.68	68%	$3.14	$2.29	37%
EBITDA	$257.4	$178.3	44%	$745.8	$370.8	101%

•
Merger and integration costs of $0.03 and $0.16 per diluted share are included in the third quarter and first nine months of 2010, respectively, while restructuring and merger and integration costs of $0.19 and $0.39 per diluted share are included in the third quarter and first nine months of 2009, respectively.  Excluding these items, the Company’s non-GAAP income per diluted share was $1.17 and $0.87 for the third quarter of 2010 and 2009, respectively, an increase of 34 percent, and $3.30 and $2.68 for the first nine months of 2010 and 2009, respectively, an increase of 23 percent.

•
Amortization expense of $0.10 and $0.12 per diluted share is included in the third quarter of 2010 and 2009, respectively, and $0.31 and $0.20 per diluted share is included in the first nine months of 2010 and 2009, respectively.

“We delivered record results once again this quarter, driven by a successful Fall Bake and Holiday period, with volume and sales gains across most of our brands,” commented Richard Smucker, Executive Chairman and Co-Chief Executive Officer.  “Our demonstrated ability to leverage multi-brand, promotional events during key periods enhances our performance and reaffirms the advantage we enjoy by owning leading brands.”

“The continued momentum we are experiencing is a result of a solid strategy and the efforts of an outstanding team,” added Tim Smucker, Chairman of the Board and Co-Chief Executive Officer.  “The businesses have delivered strong performance and we look forward to additional opportunities.  We have once again raised our outlook for the year and believe that our brands have proven that they are well-positioned for continued growth.”

Net Sales

	Three Months Ended January 31,				Nine Months Ended January 31,
			Increase				Increase
	2010	2009	(Decrease)%		2010	2009	(Decrease)%
			(Dollars in millions)

Net sales	$1,205.9	$1,182.6	$23.3	2%	$3,536.2	$2,689.4	$846.8	31%
Adjust for noncomparable items:
Acquisitions	(31.8)	-	(31.8)	(3)%	(920.9)	-	(920.9)	(34)%
Foreign exchange	(14.2)	-	(14.2)	(1)%	(6.5)	-	(6.5)	(0)%
Net sales without acquisitions and foreign
exchange	$1,159.9	$1,182.6	$(22.7)	(2)%	$2,608.8	$2,689.4	$(80.6)	(3)%

Net sales were up 2 percent in the third quarter of 2010, compared to 2009, primarily due to incremental Folgers sales.  An additional five days of Folgers net sales, totaling approximately $31.8 million, were realized in this year’s third quarter as a result of the closing date of the merger during last year’s third quarter.  In total, Folgers contributed $510.3 million to net sales in the third quarter of 2010, compared to $468.5 million in the third quarter last year.  Excluding the additional Folgers business and the impact of foreign exchange, net sales were down 2 percent in the third quarter of 2010, compared to 2009, primarily due to pricing.

Excluding the additional five days of Folgers sales, total volume increased 4 percent in the third quarter of 2010, compared to 2009, with gains across most of the Company’s leading brands.  The favorable impact of volume growth on net sales was more than offset by a 6 percent price and mix decline, attributable primarily to price reductions in the U.S. retail oils and baking segment, and an increase in promotional spending across several categories.

Margins

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2010	2009	2010	2009
	(% of net sales)

Gross profit	38.0%	33.9%	38.4%	31.7%
Selling, distribution, and administrative expenses:
Marketing and selling	8.9%	10.0%	9.7%	10.0%
Distribution	3.3%	3.6%	3.3%	3.5%
General and administrative	5.6%	4.3%	5.3%	4.8%
	17.8%	17.9%	18.3%	18.3%
Amortization	1.5%	1.7%	1.6%	0.8%
Impairment charges	0.8%	0.0%	0.3%	0.1%
Restructuring and merger and integration costs	0.4%	2.8%	0.8%	1.6%
Other operating expense (income) - net	0.1%	0.0%	0.2%	(0.0)%
Operating Income	17.4%	11.5%	17.2%	10.9%

Gross profit increased $57.3 million to 38.0 percent of net sales in the third quarter of 2010, from 33.9 percent in the third quarter of 2009.  Much of the improvement is attributable to Folgers including the impact of lower green coffee raw material costs and the extra five days of business.  In addition, last year’s gross margin was negatively impacted by inventory adjustments related to the merger.  Lower other raw material and freight costs across the businesses also favorably impacted this quarter’s gross margin compared to last year.

Driven by gross profit, operating income increased 55 percent, compared to the third quarter of 2009, and improved from 11.5 percent to 17.4 percent of net sales.  Excluding the impact of merger and integration costs in both years, and further excluding restructuring costs in 2009, operating income increased from 14.3 percent of net sales in 2009 to 17.8 percent in 2010.

Selling, distribution, and administrative expenses increased 1 percent for the third quarter of 2010, compared to 2009, but decreased slightly as a percentage of net sales.  Marketing expense decreased approximately 14 percent in the third quarter of 2010, compared to the prior year, primarily due to the higher concentration of marketing expense last year for Folgers in the third quarter compared to the fourth quarter of last year.  The Company expects its total marketing expense for the second half of fiscal 2010 to be higher than the second half of the prior year.

Distribution expenses decreased 8 percent for the third quarter of 2010, compared to 2009, reflecting the impact of synergies related to the addition of Folgers.  General and administrative expenses increased 34 percent in the third quarter of 2010 compared to 2009.  The current quarter includes increased pension and other employee benefit costs, compared to the prior year’s quarter, and partial recognition of expenses related to the pending closure of the Company’s West Fargo, North Dakota, manufacturing facility in April 2010.  In addition, last year’s third quarter expense did not include administrative expenses to fully support the Folgers business.

Amortization expense, a noncash item, was $18.6 million in the third quarter of 2010, primarily reflecting the impact of intangible assets associated with the Folgers transaction.  Noncash impairment charges of $9.8 million were recorded in the third quarter of 2010 resulting from the write-down to estimated fair value of certain of the Company’s intangible assets, primarily the Europe’s Best® tradename in Canada.

Interest and Income Taxes
Interest expense decreased $7.7 million during the third quarter of 2010, compared to 2009, resulting from a decrease in borrowings outstanding during the quarter as scheduled debt repayments of $75 million and $550 million were made in June and November 2009, respectively.

Income tax expense increased $25.3 million during the third quarter of 2010, compared to 2009.  The effective tax rate decreased to 31.3 percent in the third quarter of 2010, reflecting the impact of reduced effective rates in Canada, compared to 31.8 percent in 2009.

Segment Performance

	Three Months Ended January 31,			Nine Months Ended January 31,
			% Increase			% Increase
	2010	2009	(Decrease)	2010	2009	(Decrease)
			(Dollars in millions)

Net sales:
U.S. retail coffee market	$471.5	$432.0	9%	$1,282.8	$432.0	197%
U.S. retail consumer market	273.8	270.5	1%	854.9	846.1	1%
U.S. retail oils and baking market	244.2	278.8	(12)%	742.5	810.2	(8)%
Special markets	216.5	201.3	8%	656.0	601.0	9%

Segment profit:
U.S. retail coffee market	$148.6	$91.9	62%	$424.4	$91.9	362%
U.S. retail consumer market	66.5	62.8	6%	204.5	190.6	7%
U.S. retail oils and baking market	39.2	47.5	(17)%	115.9	106.5	9%
Special markets	38.6	25.3	53%	108.1	72.5	49%

Segment profit margin:
U.S. retail coffee market	31.5%	21.3%		33.1%	21.3%
U.S. retail consumer market	24.3%	23.2%		23.9%	22.5%
U.S. retail oils and baking market	16.1%	17.0%		15.6%	13.1%
Special markets	17.8%	12.6%		16.5%	12.1%

Segment performance for the three-month and nine-month periods ended January 31, 2009, has been reclassified to include Canadian Folgers results in the special markets segment, rather than in the U.S. retail coffee market segment, consistent with 2010 presentations.  Reclassification of segment performance for the three-month period ended April 30, 2009, has been provided in the “Unaudited Reportable Segments Supplemental Information” table.

U.S. Retail Coffee Market
The U.S. retail coffee market segment net sales increased 9 percent in the third quarter of 2010, including the additional five days of sales totaling approximately $29.2 million, compared to the third quarter of 2009.  Volume increased approximately 4 percent as compared to the same three-month period last year, including the five days prior to the merger.  The Folgers® brand contributed the majority of the volume increase compared to last year, while the continued growth of Dunkin’ Donuts® coffee in the gourmet category also contributed double-digit growth.

The U.S. retail coffee market segment profit increased 62 percent to $148.6 million in the third quarter of 2010, compared to 2009, and improved to 31.5 percent of net sales from 21.3 percent in 2009.  Last year’s coffee segment margins included unfavorable merger-related inventory valuation adjustments and higher marketing and promotional expense recognition.  The current quarter margin was favorably impacted by lower green coffee raw material costs.

U.S. Retail Consumer Market
U.S. retail consumer market segment net sales for the quarter increased 1 percent compared to the prior year.  Total volume in the U.S. retail consumer market increased 4 percent, compared to the third quarter last year, with gains in Hungry Jack® pancake mixes and syrups, Jif® peanut butter, and Smucker’s® fruit spreads.  Volume gains were mostly offset by increases in promotional spending, sales mix, and price declines on selected items.

The U.S. retail consumer market segment profit increased 6 percent for the third quarter of 2010, compared to the same period in 2009, mainly due to lower raw material and freight costs offset by incremental marketing.  Segment profit margin for the quarter improved from 23.2 percent in the third quarter of 2009 to 24.3 percent in 2010.

U.S. Retail Oils and Baking Market
Total volume in the U.S. retail oils and baking market segment was up 3 percent, with gains in the Pillsbury® and Crisco® brands.  Net sales in the U.S. retail oils and baking market were down 12 percent for the third quarter of 2010, compared to 2009, reflecting the impact of price declines taken last year and increased promotional spending across the segment.

The U.S. retail oils and baking market segment profit decreased 17 percent for the third quarter of 2010, compared to the same period in 2009, resulting in a segment profit margin of 16.1 percent compared to 17.0 percent in 2009.  Last year’s third quarter benefited from the favorable impact of a partial reversal of unrealized mark-to-market adjustments on commodity instruments, previously recorded during the second quarter.  A higher portion of sales sold on promotion in the third quarter of 2010, compared to 2009, and mix reduced segment margin in 2010.

Special Markets
Net sales in the special markets segment increased 8 percent, in the third quarter of 2010, compared to 2009, due to a favorable exchange rate impact of $14.2 million, and an additional five days of Folgers sales totaling approximately $2.6 million.  Volume increased 6 percent in the third quarter of 2010, compared to 2009.  Gains in Canada’s baking and spreads categories, coffee in the foodservice and export businesses, and the natural foods business were offset somewhat by declines in foodservice portion control.  The impact of volume growth was more than offset by mix and increases in promotional spending.  Net sales, excluding acquisitions and foreign exchange, decreased 1 percent in the third quarter of 2010 compared to 2009.

Special markets segment profit increased 53 percent for the third quarter of 2010, compared to 2009, primarily due to lower raw material costs and the impact of increased coffee sales.  Profit margin for the quarter improved from 12.6 percent in the third quarter of 2009 to 17.8 percent in 2010.

Other Financial Results and Measures
During the quarter, the Company repaid $350 million of Folgers’ bank debt and $200 million of Senior Notes utilizing a combination of cash on hand and borrowings against an existing $180 million credit facility.  The Company subsequently paid off the borrowings against the credit facility during the third quarter.

Cash provided by operations in the third quarter of 2010 was a record $322.5 million resulting in cash provided by operations of $508.7 million in the first nine months of 2010, compared to $289.0 million in 2009.

For the third quarter of 2010, earnings before interest, taxes, depreciation, and amortization (“EBITDA”) were $257.4 million, or 21.3 percent of net sales, compared to $178.3 million, or 15.1 percent of net sales, in the third quarter of 2009.

Outlook
The Company raised its outlook for the year.  For fiscal 2010, net sales are expected to range between $4.5 billion and $4.6 billion.  Income per diluted share, excluding merger and integration costs of $0.17 to $0.19 per diluted share, is now expected to range between $4.02 and $4.07, an increase from the previous range of $3.95 to $4.05.  Income per diluted share is expected to reflect approximately $0.40 per share of noncash amortization expense resulting from the significant amount of intangible assets recorded on the Company’s balance sheet.

The Company remains committed to its long-term strategic objectives of 6 percent annual sales growth and greater than 8 percent earnings per share growth, excluding charges.

Conference Call

The Company will conduct an earnings conference call and webcast today, Wednesday, February 24, 2010, at 8:30 a.m. E.T.  The webcast can be accessed from the Company’s website at www.smuckers.com.  For those unable to listen to the webcast, an audio replay will be available following the call and can be accessed by dialing 888-203-1112 or 719-457-0820, with a pass code of 7290467, and will be available until Wednesday, March 3, 2010.

Non-GAAP Measures
The Company uses non-GAAP measures including net sales excluding acquisitions and foreign exchange rate impact; income, operating income, and income per diluted share, excluding restructuring and merger and integration costs; income and income per diluted share, excluding restructuring, merger and integration costs, and amortization;  EBITDA; adjusted EBITDA; and free cash flow as key measures for purposes of evaluating performance internally.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP.  Rather, the presentation of these non-GAAP measures is consistent with the way management internally evaluates its businesses, and facilitates the comparison of past and present operations.  These non-GAAP measures may not be comparable to similar measures used by other companies.  A reconciliation of non-GAAP measures to the comparable GAAP item for the quarter and year-to-date periods is included in the “Unaudited Non-GAAP Measures” table.

About The J. M. Smucker Company
For more than 100 years, The J. M. Smucker Company has been committed to offering consumers quality products that help families create memorable mealtime moments.  Today, Smucker is the leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and health and natural foods beverages in North America. Its family of brands includes Smucker's®, Folgers®, Dunkin’ Donuts®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation®, Europe’s Best® and Bick's® in Canada.  The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth and Independence established by its founder and namesake more than a century ago.  The Company has appeared on FORTUNE Magazine's list of the 100 Best Companies to Work For in the United States 12 times, ranking number one in 2004. For more information about the Company, visit www.smuckers.com.

The J. M. Smucker Company is the owner of all trademarks, except Pillsbury® is a trademark of The Pillsbury Company, used under license; Carnation® is a trademark of Societe des Produits Nestle S.A., used under license; and Dunkin’ Donuts® is a registered trademark of DD IP Holder LLC used under license.

The J. M. Smucker Company Forward-Looking Language
This press release contains forward-looking statements, such as projected operating results, earnings and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by those forward-looking statements.  Readers should understand that the risks, uncertainties, factors and assumptions listed and discussed in this press release, including the following important factors and assumptions, could affect the future results of the Company and could cause actual results to differ materially from those expressed in the forward-looking statements:
•	volatility of commodity markets from which raw materials, particularly green coffee beans, wheat, soybean oil, milk, and peanuts are procured and the related impact on costs;
•
risks associated with hedging, derivative, and purchasing strategies employed by the Company to manage commodity pricing risks, including the risk that such strategies could result in significant losses and adversely impact the Company’s liquidity;

•	crude oil price trends and their impact on transportation, energy, and packaging costs;
•	the ability to successfully implement price changes;
•	the success and cost of introducing new products and the competitive response;
•	the success and cost of marketing and sales programs and strategies intended to promote growth in the Company’s businesses;
•	general competitive activity in the market, including competitors’ pricing practices and promotional spending levels;
•	the impact of food safety concerns, involving either the Company or its competitors’ products;
•	the impact of natural disasters, including crop failures and storm damage;
•	the concentration of certain of the Company’s businesses, with key customers and suppliers and the ability to manage and maintain key relationships;
•	the loss of significant customers or a substantial reduction in orders from these customers or the bankruptcy of any such customer;
•	changes in consumer coffee preferences, and other factors affecting the coffee business, which represents a substantial portion of the Company’s business;
•	the ability of the Company to obtain any required financing;
•	the timing and amount of capital expenditures and merger and integration costs;
•	impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets;
•	the outcome of current and future tax examinations, changes in tax laws, and other tax matters, and their related impact on the Company’s tax positions;

•	foreign currency and interest rate fluctuations;
•	political or economic disruption;
•	other factors affecting share prices and capital markets generally; and
•
the other factors described under “Risk Factors” in other reports and statements filed by the Company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and proxy materials.

Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release.  The Company does not assume any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

Contacts:
The J. M. Smucker Company
(330) 682-3000

Investors:
Mark R. Belgya
Senior Vice President and Chief Financial Officer

Sonal Robinson
Director, Corporate Finance and Investor Relations

Media:
Maribeth Badertscher
Vice President, Corporate Communications

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended January 31,			Nine Months Ended January 31,
			% Increase			% Increase
	2010	2009	(Decrease)	2010	2009	(Decrease)
	(Dollars in thousands, except per share data)

Net sales	$1,205,939	$1,182,594	2%	$3,536,210	$2,689,393	31%
Cost of products sold	747,635	781,553	(4)%	2,179,627	1,837,154	19%
Gross Profit	458,304	401,041	14%	1,356,583	852,239	59%
Gross margin	38.0%	33.9%		38.4%	31.7%

Selling, distribution, and administrative
expenses	214,411	211,633	1%	648,573	491,856	32%
Amortization	18,570	19,810	(6)%	55,259	22,763	143%
Impairment charges	9,807	748	1211%	9,807	748	1211%
Merger and integration costs	4,672	32,809	(86)%	29,296	42,419	(31)%
Other restructuring costs	-	257	(100)%	-	903	(100)%
Other operating expense (income) – net	1,203	325	270%	4,482	(34)	(13282)%
Operating Income	209,641	135,459	55%	609,166	293,584	107%
Operating margin	17.4%	11.5%		17.2%	10.9%

Interest income	310	1,822	(83)%	2,367	5,061	(53)%
Interest expense	(14,236)	(21,959)	(35)%	(50,660)	(44,017)	15%
Other income (expense) – net	1,446	(966)	(250)%	2,524	400	531%
Income Before Income Taxes	197,161	114,356	72%	563,397	255,028	121%
Income taxes	61,682	36,415	69%	189,865	83,343	128%
Net Income	$135,479	$77,941	74%	$373,532	$171,685	118%

Net income per common share	$1.14	$0.68	68%	$3.14	$2.29	37%

Net income per common share–assuming dilution	$1.14	$0.68	68%	$3.14	$2.29	37%

Dividends declared per common share	$0.35	$0.32	9%	$1.05	$5.96	(82)%

Weighted-average shares outstanding	119,069,183	114,922,817	4%	118,896,672	74,813,587	59%
Weighted-average shares outstanding – assuming dilution	119,216,915	114,987,828	4%	119,021,196	74,930,937	59%

The J. M. Smucker Company
Unaudited Condensed Consolidated Balance Sheets

	January 31, 2010	April 30, 2009
	(Dollars in thousands)

Assets
Current Assets:
Cash and cash equivalents	$125,561	$456,693
Trade receivables	281,678	266,037
Inventories	663,436	603,926
Other current assets	52,151	72,235
Total Current Assets	1,122,826	1,398,891

Property, Plant, and Equipment, Net	867,622	838,433

Other Noncurrent Assets:
Goodwill	2,804,305	2,791,391
Other intangible assets, net	3,042,864	3,098,976
Other assets	61,815	64,470
Total Other Noncurrent Assets	5,908,984	5,954,837
	$7,899,432	$8,192,161

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$150,441	$198,954
Note payable	-	350,000
Current portion of long-term debt	10,000	276,726
Other current liabilities	307,842	235,556
Total Current Liabilities	468,283	1,061,236

Noncurrent Liabilities:
Long-term debt, net of current portion	900,000	910,000
Other noncurrent liabilities	1,290,905	1,280,994
Total Noncurrent Liabilities	2,190,905	2,190,994

Shareholders' Equity	5,240,244	4,939,931
	$7,899,432	$8,192,161

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Cash Flow

	Nine Months Ended January 31,
	2010	2009
	(Dollars in thousands)

Operating Activities
Net income	$373,532	$171,685
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	78,889	54,016
Amortization	55,259	22,763
Impairment charges	9,807	748
Share-based compensation expense	18,796	12,836
Working capital	(27,597)	26,962
Net Cash Provided by Operating Activities	508,686	289,010

Investing Activities
Businesses acquired, net of cash acquired	-	(72,149)
Additions to property, plant, and equipment	(112,664)	(84,888)
Other - net	15,587	10,752
Net Cash Used for Investing Activities	(97,077)	(146,285)

Financing Activities
Repayments of long-term debt	(275,000)	-
Repayments of bank note payable	(350,000)	-
Proceeds from long-term debt	-	400,000
Quarterly dividends paid	(124,586)	(72,815)
Special dividends paid	-	(274,208)
Purchase of treasury shares	(5,431)	(3,356)
Other - net	8,033	700
Net Cash (Used for) Provided by Financing Activities	(746,984)	50,321
Effect of exchange rate changes	4,243	(4,680)
Net (decrease) increase in cash and cash equivalents	(331,132)	188,366
Cash and cash equivalents at beginning of period	456,693	171,541
Cash and cash equivalents at end of period	$125,561	$359,907

( ) Denotes use of cash

The J. M. Smucker Company
Unaudited Non-GAAP Measures

	Three Months Ended January 31,		Nine Months Ended January 31,
	2010	2009	2010	2009
	(Dollars in thousands, except per share data)

Operating income before restructuring and merger and integration costs: (1)	$214,313	$168,525	$638,462	$336,906
% of net sales	17.8%	14.3%	18.1%	12.5%

Income before restructuring and merger and integration costs: (2)
Income	$138,896	$100,271	$392,955	$200,849
Income per common share — assuming dilution	$1.17	$0.87	$3.30	$2.68
Income before restructuring, merger and integration costs, and amortization: (3)
Income	$151,686	$113,627	$429,592	$216,173
Income per common share — assuming dilution	$1.27	$0.99	$3.61	$2.88

(1) Reconciliation to operating income:
Operating income	$209,641	$135,459	$609,166	$293,584
Merger and integration costs	4,672	32,809	29,296	42,419
Restructuring costs	-	257	-	903
Operating income before restructuring and merger and integration costs	$214,313	$168,525	$638,462	$336,906
(2) Reconciliation to net income:
Income before income taxes	$197,161	$114,356	$563,397	$255,028
Merger and integration costs	4,672	32,809	29,296	42,419
Restructuring costs	-	257	-	903

Income before income taxes, restructuring, and merger and integration costs	201,833	147,422	592,693	298,350
Income taxes	62,937	47,151	199,738	97,501
Income before restructuring and merger and integration costs	$138,896	$100,271	$392,955	$200,849
(3) Reconciliation to net income:
Income before income taxes	$197,161	$114,356	$563,397	$255,028
Merger and integration costs	4,672	32,809	29,296	42,419
Restructuring costs	-	257	-	903
Amortization	18,570	19,810	55,259	22,763
Income before income taxes, restructuring, merger and integration costs, and amortization	220,403	167,232	647,952	321,113
Income taxes	68,717	53,605	218,360	104,940
Income before restructuring, merger and integration costs, and amortization	$151,686	$113,627	$429,592	$216,173

The Company uses non-GAAP measures including net sales excluding acquisitions and foreign exchange rate impact; income, operating income, and income per diluted share, excluding restructuring and merger and integration costs; income and income per diluted share, excluding restructuring, merger and integration costs, and amortization; earnings before interest, taxes, depreciation, and amortization (“EBITDA”); adjusted EBITDA; and free cash flow as key measures for purposes of evaluating performance internally. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP measures is consistent with the way management internally evaluates its businesses, and facilitates the comparison of past and present operations. These non-GAAP measures may not be comparable to similar measures used by other companies.

The J. M. Smucker Company
Unaudited Non-GAAP Measures

	Three Months Ended January 31,		Nine Months Ended January 31,
	2010	2009	2010	2009
	(Dollars in thousands, except per share data)

Earnings before interest, taxes, depreciation, and amortization:(4)	$257,398	$178,276	$745,838	$370,763
% of net sales	21.3%	15.1%	21.1%	13.8%

Free cash flow: (5)	$299,264	$251,170	$396,022	$204,122

(4) Reconciliation to net income:
Income before income taxes	$197,161	$114,356	$563,397	$255,028
Interest income	(310)	(1,822)	(2,367)	(5,061)
Interest expense	14,236	21,959	50,660	44,017
Depreciation	27,741	23,973	78,889	54,016
Amortization	18,570	19,810	55,259	22,763
Earnings before interest, taxes, depreciation, and amortization	$257,398	$178,276	$745,838	$370,763
Merger and integration costs	4,672	32,809	29,296	42,419
Restructuring costs	-	257	-	903
Share-based compensation expense	4,631	2,928	14,452	8,963
Adjusted earnings before interest, taxes, depreciation, and amortization	$266,701	$214,270	$789,586	$423,048
% of net sales	22.1%	18.1%	22.3%	15.7%

(5) Reconciliation to cash provided by operating activities:
Cash provided by operating
activities	$322,495	$280,288	$508,686	$289,010
Additions to property, plant, and equipment	(23,231)	(29,118)	(112,664)	(84,888)
Free cash flow	$299,264	$251,170	$396,022	$204,122

The Company uses non-GAAP measures including net sales excluding acquisitions and foreign exchange rate impact; income, operating income, and income per diluted share, excluding restructuring and merger and integration costs; income and income per diluted share, excluding restructuring, merger and integration costs, and amortization; earnings before interest, taxes, depreciation, and amortization (“EBITDA”); adjusted EBITDA; and free cash flow as key measures for purposes of evaluating performance internally. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP measures is consistent with the way management internally evaluates its businesses, and facilitates the comparison of past and present operations. These non-GAAP measures may not be comparable to similar measures used by other companies.

The J. M. Smucker Company
Unaudited Reportable Segments

	Three Months Ended January 31,		Nine Months Ended January 31,
	2010	2009	2010	2009
	(Dollars in thousands)

Net sales:
U.S. retail coffee market	$471,463	$431,997	$1,282,794	$431,997
U.S. retail consumer market	273,837	270,465	854,929	846,142
U.S. retail oils and baking market	244,175	278,793	742,487	810,245
Special markets	216,464	201,339	656,000	601,009
Total net sales	$1,205,939	$1,182,594	$3,536,210	$2,689,393

Segment profit:
U.S. retail coffee market	$148,564	$91,886	$424,387	$91,886
U.S. retail consumer market	66,460	62,750	204,495	190,609
U.S. retail oils and baking market	39,244	47,509	115,855	106,471
Special markets	38,607	25,314	108,064	72,503
Total segment profit	$292,875	$227,459	$852,801	$461,469
Interest income	310	1,822	2,367	5,061
Interest expense	(14,236)	(21,959)	(50,660)	(44,017)
Amortization	(18,570)	(19,810)	(55,259)	(22,763)
Impairment charges	(9,807)	(748)	(9,807)	(748)
Share-based compensation expense	(4,631)	(2,928)	(14,452)	(8,963)
Merger and integration costs	(4,672)	(32,809)	(29,296)	(42,419)
Restructuring costs	-	(257)	-	(903)
Corporate administrative expense	(46,231)	(33,667)	(129,173)	(90,295)
Other unallocated income (expense)	2,123	(2,747)	(3,124)	(1,394)
Income before income taxes	$197,161	$114,356	$563,397	$255,028

Segment profit margin:
U.S. retail coffee market	31.5%	21.3%	33.1%	21.3%
U.S. retail consumer market	24.3%	23.2%	23.9%	22.5%
U.S. retail oils and baking market	16.1%	17.0%	15.6%	13.1%
Special markets	17.8%	12.6%	16.5%	12.1%

Segment performance for the three-month and nine-month periods ended January 31, 2009, has been reclassified to include Canadian Folgers results in special markets segment, rather than in the U.S. retail coffee market segment, consistent with 2010 presentations.

The J. M. Smucker Company
Unaudited Reportable Segments Supplemental Information

	Three Months Ended April 30,		Year Ended April 30,
	2009	2008	2009	2008
	(Dollars in thousands)

Net sales:
U.S. retail coffee market	$423,574	$-	$855,571	$-
U.S. retail consumer market	257,122	245,545	1,103,264	998,556
U.S. retail oils and baking market	185,229	173,449	995,474	875,991
Special markets	202,615	171,004	803,624	650,227
Total net sales	$1,068,540	$589,998	$3,757,933	$2,524,774

Segment profit:
U.S. retail coffee market	$149,085	$-	$240,971	$-
U.S. retail consumer market	58,704	54,984	249,313	233,201
U.S. retail oils and baking market	17,679	21,299	124,150	99,626
Special markets	39,238	24,389	111,741	92,019
Total segment profit	$264,706	$100,672	$726,175	$424,846

Segment profit margin:
U.S. retail coffee market	35.2%	n/a	28.2%	n/a
U.S. retail consumer market	22.8%	22.4%	22.6%	23.4%
U.S. retail oils and baking market	9.5%	12.3%	12.5%	11.4%
Special markets	19.4%	14.3%	13.9%	14.2%

Segment performance for the three-month period ended April 30, 2009, has been reclassified to reflect Canadian Folgers results between the special markets segment and the U.S. retail coffee market segment, consistent with 2010 presentations. Segment performance for the year ended April 30, 2009 has not been impacted.